Exhibit 10.113
SECURED TERM PROMISSORY NOTE

$3,500,000	December 19, 2008

FOR VALUE RECEIVED, PEREGRINE PHARMACEUTICALS, INC., a Delaware corporation (“Peregrine”), and AVID BIOSERVICES, INC., a Delaware corporation (“Avid,” and together with Peregrine, jointly and severally, individually and collectively, referred to as “Borrower”) hereby jointly and severally promise to pay to the order of MIDCAP FUNDING I, LLC, a Delaware limited liability company, or the registered holder of this Note (“Lender”), at such place of payment as the registered holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000) or such other principal amount as Lender has advanced to Borrower, together with interest in accordance with the Loan Agreement (as hereinafter defined) (or if and when applicable, at a rate equal to the “Default Rate” (as defined in the Loan Agreement referenced below) based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month until the principal balance is paid in full.

This Promissory Note is executed and delivered in connection with that certain Loan and Security Agreement of even date herewith by and among Borrower, MidCap Funding I, LLC, as agent for Lenders, MidCap Funding I, LLC, as a Lender, and BlueCrest Capital Finance, L.P., as a Lender (as the same may from time to time be amended, modified, restated or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof.  All payments shall be made in accordance with the Loan Agreement.  All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein.  An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note, and upon any such Event of Default and default, all principal and interest and other obligations owing under this Promissory Note may be accelerated and declared immediately due and payable as provided for in the Loan Agreement.  Reference to the Loan Agreement shall not affect or impair the absolute and unconditional obligation of Borrower to pay all principal and interest and premium, if any, under this Promissory Note upon demand or as otherwise provided herein.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the Uniform Commercial Code as in effect in the State of Maryland or any applicable law.  Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense.  This Promissory Note has been negotiated and delivered to Lender and is payable in the State of Maryland.  This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of Maryland, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.  Without limiting the generality of the preceding paragraph, the provisions of Section 11 of the Loan Agreement regarding jurisdiction, venue and jury trial waiver are incorporated herein.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower, as of the day and year first above written, has caused this Note to be executed under seal.

PEREGRINE PHARMACEUTICALS, INC.
By: /s/ Steven King	(SEAL)
Name: Steven King Title: President and CEO

AVID BIOSERVICES, INC.

By: /s/ Steven King	(SEAL)
Name: Steven King Title: President and CEO